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                                                                     EXHIBIT 5.2

                     [LETTERHEAD OF PALMER & DODGE LLP]



                                August 31, 2000


Dataware Technologies, Inc.
One Canal Park
Cambridge, MA 02141

     Reference is made to our opinion dated May 17, 2000 and included as Exhibit
5.1 to the Registration Statement on Form S-3 (Commission File No. 333-37248) (the "Registration Statement") filed on May 17, 2000 by Dataware Technologies, Inc. (the "Company"), a Delaware corporation, with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). We are rendering this supplemental opinion in connection with the prospectus supplement (the "Prospectus Supplement") and base prospectus (the "Base Prospectus") filed on or about August 31, 2000 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of (i) 350 shares of 8% Series C Convertible Preferred Stock, $0.01 par value per share ("Preferred Shares"),
(ii) Common Stock Purchase Warrants ("Warrants") exercisable for up to 362,500 shares of the Company's Common Stock, $0.01 par value per share, and (iii) up to 2,504,895 shares of the Company's Common Stock ("Underlying Shares") issuable upon conversion of the Preferred Shares and exercise of the Warrants, respectively. The Preferred Shares, the Warrants, and the Underlying Shares (collectively, the "Securities") are covered by the Registration Statement. We understand that the Preferred Shares Shares and the Warrants are to be offered and sold, and the Underlying Shares to be issued, in the manner, respectively, described in the Prospectus Supplement.

     We have acted as your counsel in connection with the preparation of the Registration Statement, the Prospectus Supplement and the Base Prospectus. We are familiar with the proceedings of the Board of Directors of the Company in connection with the authorization, issuance and sale of the Securities. We have examined such other documents as we consider necessary to render this opinion.

     Based upon the foregoing, we are of the opinion that (i) the Preferred Shares and the Warrants have been duly authorized and, when issued and delivered against payment therefore as contemplated by the Prospectus Supplement, will be validly issued, fully paid and non-assessable and (ii) the Underlying Shares have been duly authorized and, when issued and delivered upon conversion of the Preferred Shares or exercise of the Warrants, respectively, as contemplated by the Prospectus Supplement, will be validly issued, fully paid and non-assessable.
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     We hereby consent to the filing of this opinion as a part of the
Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Base Prospectus.

                                      Very truly yours,

                                      /s/ Palmer & Dodge LLP

                                      Palmer & Dodge LLP